Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 2, 2015

Board of Directors

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

Gentlemen:

We are acting as counsel to DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”) and the Company’s subsidiaries listed on Schedule I attached hereto, in connection with their registration statement on Form S-3ASR, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed public offering of an unlimited amount of one or more series of the following securities: (i) common stock, par value $0.001 per share, of the Company (the “Common Stock”) and associated stock purchase rights (the “Rights”); (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”); (iii) Preferred Stock represented by depositary receipts of the Company (the “Depositary Shares”); (iv) warrants to purchase Common Stock, Preferred Stock or Depositary Shares (the “Warrants”); (v) debt securities of the Operating Partnership (the “Debt Securities”) and (vi) guarantees by the Company (or by one or more of the Company’s subsidiaries set forth in Schedule I attached hereto (the “Additional Guarantors”) and, together with the Company, the “Guarantors”)) of the Debt Securities (the “Guarantees” and, together with the Common Stock and associated Rights, Preferred Stock, Depositary Shares, Warrants and Debt Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus, which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:   Alicante   Amsterdam   Baltimore   Beijing   Berlin   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   London   Los Angeles   Madrid   Miami   Milan   Moscow   Munich   New York   Northern   Virginia   Paris   Philadelphia   Prague   Rome   San Francisco   Shanghai   Silicon Valley   Singapore   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices:   Budapest   Jakarta   Jeddah   Riyadh   Zagreb. For more information see www.hoganlovells.com

Board of Directors DuPont Fabros Technology, Inc.	Page 2	June 2, 2015

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company or the Operating Partnership to be offered from time to time will have been duly authorized and established by proper action of the Board of Directors of the Company, on behalf of the Company and in its capacity as the sole general partner of the Operating Partnership, or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Articles of Amendment and Restatement of Incorporation (the “Charter”) and bylaws and applicable provisions of Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities and Guarantees will be issued pursuant to an indenture for Debt Securities and Guarantees substantially in the form of such indenture filed as Exhibit 4.7 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities and Guarantees are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) prior to any issuance of any shares of Preferred Stock or Depositary Shares, appropriate articles supplementary shall be filed for recordation with the Maryland State Department of Assessments and Taxation; (vi) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary; (vii) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) any Rights associated with the Common Stock will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as a rights agent; (ix) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (x) the laws of the State of New York will be the governing law under any deposit agreement, warrant agreement or rights agreement; (xi) the Company will remain a Maryland corporation; (xii) the Operating Partnership will remain a Maryland limited partnership and (xiii) the Securities will not be issued in violation of the ownership limit contained in the Charter.

To the extent that the obligations of the Company or the Operating Partnership with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the deposit agreement for any Depositary Shares, under the warrant agreement for any Warrants, under the rights agreement for any Rights associated with the Common Stock, and under the indenture for any Debt Securities or Guarantees, namely, the depositary, the warrant agent, the rights agent or the trustee, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party will be duly qualified to engage in the activities contemplated by such deposit agreement, warrant agreement, rights agreement or indenture, as applicable; that such deposit agreement, warrant agreement, rights agreement or indenture, as applicable, will have been duly authorized, executed and delivered by the other party and will constitute the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party will be in compliance with respect to performance of its obligations under such deposit agreement, warrant agreement, rights agreement or indenture, as applicable, with all applicable laws and regulations; and that such other party will have the requisite organizational and legal power and authority to perform its obligations under such deposit agreement, warrant agreement, rights agreement or indenture, as applicable.

Board of Directors DuPont Fabros Technology, Inc.	Page 3	June 2, 2015

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions expressed in paragraphs (a) and (b), applicable provisions of the Maryland General Corporation Law, as amended; and (ii) as to the opinions expressed in paragraphs (c), (d), (e) and (f), applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances rules, or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The shares of Common Stock and associated Rights (including any shares of Common Stock and associated Rights duly issued upon the exchange or conversion of Preferred Stock or Debt Securities that are exchangeable for or convertible into Common Stock, or upon the exercise of Warrants for the purchase of Common Stock and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable, and the Rights associated with the Common Stock, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein and the valid issuance of the Common Stock, will be valid and binding obligations of the Company.

(b) The shares of Preferred Stock (including any shares of Preferred Stock represented by Depositary Shares or that are duly issued upon the exercise of Warrants for the purchase of Preferred Stock and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c) The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Stock in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(d) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e) The Debt Securities, upon due execution and delivery of an indenture relating thereto on behalf of the Operating Partnership and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Operating Partnership in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Operating Partnership.

Board of Directors DuPont Fabros Technology, Inc.	Page 4	June 2, 2015

(f) Assuming due execution, authentication, issuance and delivery of the Debt Securities pursuant to the terms of the indenture and any supplemental indenture relating thereto, the Guarantees relating thereto will constitute valid and binding obligations of the Guarantors.

The opinions expressed in paragraphs (a), (c), (d), (e) and (f) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

It should be understood that the opinion in paragraph (a) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (a) above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors DuPont Fabros Technology, Inc.	Page 5	June 2, 2015

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

Schedule I

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Yak Management LLC
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